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                                                                Exhibit 12(c)

                          Entergy Louisiana, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                               1998      1999       2000      2001      2002
Fixed charges, as defined:
Total Interest                                                $122,890  $117,247  $111,743  $116,076  $100,667
  Interest applicable to rentals                                 9,564     9,221     6,458     7,951     6,496
                                                              ------------------------------------------------

Total fixed charges, as defined                                132,454   126,468   118,201   124,027  $107,163

Preferred dividends, as defined (a)                             20,925    16,006    16,102    12,374   $10,647
                                                              ------------------------------------------------

Combined fixed charges and preferred dividends, as defined    $153,379  $142,474  $134,303  $136,401  $117,810
                                                              ================================================
Earnings as defined:

  Net Income                                                  $179,487  $191,770  $162,679  $132,550  $144,709
  Add:
    Provision for income taxes:
Total Taxes                                                    109,104   122,368   112,645    86,287    84,765
    Fixed charges as above                                     132,454   126,468   118,201   124,027   107,163
                                                              ------------------------------------------------

Total earnings, as defined                                    $421,045  $440,606  $393,525  $342,864  $336,637
                                                              ================================================

Ratio of earnings to fixed charges, as defined                    3.18      3.48      3.33      2.76      3.14
                                                              ================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  2.75      3.09      2.93      2.51      2.86
                                                              ================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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